Exhibit 99.1

July 27, 2015	For More Information Contact:
For Immediate Release	Mark D. Curtis, EVP, CFO and Treasurer (516) 671-4900, Ext. 585

THE FIRST OF LONG ISLAND CORPORATION

ANNOUNCES 13.2% INCREASE IN NET INCOME FOR THE SECOND QUARTER OF 2015

Glen Head, New York, July 27, 2015 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported net income and earnings per share for the three and six months ended June 30, 2015. In the highlights that follow, all comparisons are of the current three or six month period to the same period last year.

SECOND QUARTER HIGHLIGHTS

●	Net Income increased 13.2% to $6.3 million from $5.5 million

●	Earnings Per Share increased 10.0% to $.44 from $.40

●	NYC Tax Law Changes reduced Net Income and EPS by $440,000 and $.03

●	Cash Dividends Per Share increased 9.6% to $.19 from $.17

●	The Credit Quality of the Bank’s loan and securities portfolios remains excellent

●	The Mortgage Loan Pipeline at quarter end was strong at approximately $200 million

SIX MONTH HIGHLIGHTS

●	Net Income increased 11.0% to $12.8 million from $11.5 million

●	EPS increased 8.4% to $.90 from $.83

●	NYC Tax Law Changes reduced Net Income and EPS by $440,000 and $.03

●	Cash Dividends Per Share increased 9.6% to $.38 from $.35

●	25.6% growth in the average balance of Loans

●	13.2% growth in the average balance of Total Deposits

●	10.3% growth in the average balance of Noninterest-Bearing Checking Deposits

Analysis of Earnings – Six Months Ended June 30, 2015

Net income for the first six months of 2015 was $12.8 million, an increase of $1.3 million, or 11.0%, over the same period last year. The increase is attributable to increases in net interest income of $3.9 million, or 11.9%, and noninterest income, before securities gains, of $380,000, or 10.8%. The positive impact of these items on earnings was partially offset by an increase in noninterest expense, before debt extinguishment costs, of $1.8 million, or 9.0%, and increases in the provision for loan losses of $430,000 and income tax expense of $658,000. During the second quarter of 2015, the Bank completed a deleveraging transaction that resulted in a net loss of $89,000 and recorded a net charge to income tax expense of $440,000 relating to changes in New York City income tax law enacted April 1, 2015.

The increase in net interest income was driven by growth in average interest-earning assets of $353.0 million, or 15.0%, which is primarily comprised of growth in the average balances of loans of $383.9 million, or 25.6%, and nontaxable securities of $33.0 million, or 8.2%, partially offset by a decrease in the average balance of taxable securities of $68.4 million, or 15.5%. The shift from taxable securities to better yielding loans and nontaxable securities partially mitigated the negative impact on net interest income of a low interest rate environment. Growth in loans and nontaxable securities, to the extent not funded by the decline in taxable securities, was funded by growth in the average balances of noninterest-bearing checking deposits of $63.8 million, or 10.3%, interest-bearing deposits of $182.1 million, or 14.7%, long-term debt of $87.1 million, or 29.6%, and short-term borrowings of $14.8 million, or 31.9%. The increase in long-term debt together with an increase in the average balance of time deposits of $25.4 million, or 8.5%, resulted from management’s desire to reduce the impact that an eventual increase in interest rates could have on the Bank’s earnings.

Although intermediate and long-term interest rates increased during the second quarter, they remain low and volatile. In a low interest rate environment: (1) loans are sometimes originated and investments are sometimes made at yields lower than existing portfolio yields; (2) some loans prepay in full resulting in the immediate writeoff of deferred costs while the rates on other loans are modified downward; (3) prepayment speeds on mortgage securities are elevated resulting in the faster amortization of purchase premiums; (4) the benefit of no cost funding in the form of noninterest-bearing checking deposits and capital declines; and (5) the Bank’s continuing ability to reduce deposit rates diminishes. These factors are primarily responsible for an 11 basis point decline in net interest margin and an 8 basis point decline in net interest spread when comparing the current six month period to the same period last year. These factors also explain why strong growth in the average balance of loans of 25.6% was accompanied by lesser growth of 11.9% in net interest income.

The $380,000 increase in noninterest income before securities gains is primarily attributable to real estate and sales tax refunds in the first six months of 2015 of $204,000 and $91,000, respectively, a $187,000 increase in cash value accretion on bank-owned life insurance and a $60,000 loss during the first six months of 2014 on loans held-for-sale. The impact of these items was partially offset by a decrease in service charges on deposit accounts of $263,000 resulting largely from a decrease in deposit account overdraft activity. Cash value accretion increased due to a purchase of bank-owned life insurance with an initial cash value of $16.9 million during the fourth quarter of 2014. Also contributing to the increase in noninterest income was the successful deployment by management in recent years of a variety of noninterest income initiatives which resulted in growth in charge card fees, income from the sale of mutual funds and annuities, wire transfer service charges, debit card interchange fees and ATM fees.

The increase in noninterest expense before debt extinguishment costs of $1.8 million is primarily attributable to increases in salaries of $1.1 million, or 12.8%, employee benefits expense of $388,000, or 16.5%, and occupancy and equipment expense of $243,000, or 5.6%. The increase in salaries is primarily due to branch openings, additions to staff in the back office, normal annual salary adjustments and higher stock-based compensation expense. The increase in employee benefits expense is largely due to additions to staff and resulting increases in payroll tax expense and the cost of group health insurance coverage. The increase in occupancy and equipment expense is largely due to branch openings, increases in general maintenance and repairs expense and the cost of servicing equipment.

The primary purpose of the deleveraging transaction was to reduce the size of the Corporation’s balance sheet and thereby provide capital to accommodate future growth. The transaction involved the sale of $61.8 million of available-for-sale securities at a gain of $995,000 and utilization of the resulting proceeds to prepay $63.5 million of long-term debt at a cost of $1,084,000. Although the transaction had minimal positive impact on the Corporation’s Tier 1 leverage capital ratio at June 30, 2015 because it was executed late in the second quarter, it is expected to positively impact the ratio by approximately 20 basis points in the upcoming quarter. Since the yield on the securities sold was approximately equal to the cost of the prepaid debt, the transaction is expected to have negligible impact on net interest income on a going forward basis and will serve to improve net interest margin. Additionally, since the estimated duration of the assets sold was longer than the duration of the prepaid debt, the transaction also reduces interest rate risk.

The $658,000 increase in income tax expense was primarily attributable to a charge of $440,000 during the second quarter of 2015 relating to changes in New York City income tax law enacted April 1, 2015 and effective January 1, 2015. Under the new law, receipts from loans secured by property in New York City and from borrowers domiciled in New York City, rather than physical presence in New York City, largely determine the Corporation’s New York City income tax. Approximately $400,000 of the second quarter charge is a one-time charge attributable to establishing a deferred tax liability as of the effective date of the legislation, and the balance of the charge represents the Corporation’s net New York City income tax for the six months ended June 30, 2015. Also contributing to the increase in income tax expense was higher pretax earnings in the current six month period as compared to the same period last year, partially offset by a reduction in the Bank’s New York State income tax burden due to changes in New York State income tax law that became effective January 1, 2015.

Analysis of Earnings – Second Quarter 2015 Versus Second Quarter 2014

Net income for the second quarter of 2015 was $6.3 million, an increase of $732,000, or 13.2%, over the comparable period last year. The increase is primarily attributable to an increase in net interest income of $2.1 million, or 13.1%, partially offset by increases in salaries of $517,000, employee benefits expense of $238,000 and income tax expense of $793,000. The increases in net interest income, salaries, employee benefits expense and income tax expense occurred for substantially the same reasons discussed above with respect to the six month periods.

Analysis of Earnings – Second Quarter Versus First Quarter 2015

Net income for the second quarter of 2015 decreased $209,000 from $6.5 million earned in the first quarter. The decrease is primarily attributable to increases in income tax expense of $598,000 and the provision for loan losses of $531,000, partially offset by an increase in net interest income of $688,000. Excluding debt extinguishment costs and securities gains of $1.1 million each, noninterest expense decreased $189,000 in the second quarter as compared to the first quarter and noninterest income remained essentially unchanged.

The increase in income tax expense is primarily attributable to the aforementioned charge of $440,000 relating to changes in New York City income tax law. The increase in the provision for loan losses is primarily attributable to more loan growth in the second quarter as compared to the first quarter and the establishment of a specific reserve on one loan individually deemed to be impaired. The increase in net interest income occurred for substantially the same reasons discussed above with respect to the six month periods. The $189,000 decrease in noninterest expense, excluding debt extinguishment costs, is primarily attributable to a decline in general maintenance and repairs expense.

Asset Quality

The Bank’s allowance for loan losses to total loans (reserve coverage ratio) decreased by 5 basis points from 1.29% at year-end 2014 to 1.24% at June 30, 2015. The decrease in the reserve coverage ratio is primarily due to a continued improvement in economic conditions, partially offset by an increase in specific reserves on loans individually deemed to be impaired.

The $1.4 million provision for loan losses in the first six months of 2015 is primarily attributable to loan growth and the establishment of a $332,000 specific reserve on one loan deemed to be impaired, partially offset by a continued improvement in economic conditions. The $923,000 provision for loan losses in the first half of 2014 was primarily attributable to loan growth and net chargeoffs, partially offset by improved economic conditions and a decrease in problem loan levels.

The credit quality of the Bank’s loan portfolio remains excellent. Nonaccrual loans amounted to $3.4 million, or .17% of total loans outstanding, at June 30, 2015, compared to $1.7 million, or .09%, at December 31, 2014. The increase in nonaccrual loans is primarily attributable to two loans transferred to nonaccrual status, partially offset by a loan sale and paydowns. Troubled debt restructurings increased during the first six months of 2015 to $4.6 million as of June 30, 2015. Of this amount, $3.4 million are performing in accordance with their modified terms, $240,000 are past due 90 days or more and still accruing and $939,000 are nonaccrual and included in the aforementioned amount of nonaccrual loans. Loans past due 30 through 89 days amounted to $1.7 million, or .09% of total loans outstanding, at June 30, 2015, compared to $2.2 million, or .12%, at December 31, 2014. Management does not believe that the increase in nonaccrual loans and troubled debt restructurings is indicative of deterioration in the overall credit quality of the Bank’s loan portfolio.

The credit quality of the Bank’s securities portfolio also remains excellent. The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, with 79% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities. The remainder of the Bank’s securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies. In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis. On an ongoing basis, the Bank periodically assesses the credit strength of the municipal securities in its portfolio and makes decisions to hold or sell based on such assessments.

Capital

The Corporation’s Tier 1 leverage, Common Equity Tier 1 risk-based, Tier 1 risk-based and Total risk-based capital ratios were approximately 8.2%, 13.7%, 13.7% and 14.9%, respectively, at June 30, 2015. The strength of the Corporation’s balance sheet from both a capital and asset quality perspective positions the Corporation for continued growth in a measured and disciplined fashion.

Key Strategic Initiatives

Key strategic initiatives will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank’s branch distribution system. Additionally, with respect to loan growth, the Bank will continue to develop and diversify its existing broker and correspondent relationships. All loans originated through such relationships are underwritten by Bank personnel. The Bank currently has 41 branches, anticipates opening up to four new branches over the next twelve to fifteen months and on an ongoing basis continues to evaluate sites for further branch expansion.

Challenges We Face

Intermediate and long-term interest rates are low and volatile and impacted by both national and global forces. Such rates could remain low for the foreseeable future and thereby cause both investing and lending rates to be suboptimal. There is significant price competition for loans in the Bank’s marketplace and little room for the Bank to further reduce its deposit rates. Higher yielding loans continue to prepay and be replaced with lower yielding loans and there is an ongoing need, from an interest rate risk perspective, to term-fund a portion of the Bank’s loan growth with time deposits and wholesale borrowings. In the current interest rate environment, the spread between lending rates and term-funding rates is relatively small. These factors could result in a decline in net interest margin from its current level and will continue to inhibit earnings growth for the foreseeable future.

The banking industry continues to be faced with new and complex regulatory requirements and enhanced supervisory oversight. These factors are exerting downward pressure on revenues and upward pressure on required capital levels and the cost of doing business.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	6/30/15	12/31/14
	(in thousands)

Assets:
Cash and due from banks	$45,762	$32,209
Temporary investments	825	735
Cash and cash equivalents	46,587	32,944

Investment securities:
Held-to-maturity, at amortized cost (fair value of $20,508 and $22,870)	19,652	21,833
Available-for-sale, at fair value	705,210	774,145
	724,862	795,978

Loans:
Commercial and industrial	87,652	77,140
Secured by real estate:
Commercial mortgages	895,209	858,975
Residential mortgages	899,112	779,994
Home equity lines	86,013	83,109
Consumer and other	4,616	5,601
	1,972,602	1,804,819
Allowance for loan losses	(24,491)	(23,221)
	1,948,111	1,781,598

Restricted stock, at cost	18,778	23,304
Bank premises and equipment, net	29,020	27,854
Bank-owned life insurance	32,015	31,568
Pension plan assets, net	16,665	16,421
Other assets	12,676	11,827
	$2,828,714	$2,721,494

Liabilities:
Deposits:
Checking	$713,861	$655,753
Savings, NOW and money market	1,174,080	1,000,325
Time, $100,000 and over	201,315	208,745
Time, other	119,409	120,202
	2,208,665	1,985,025

Short-term borrowings	36,458	136,486
Long-term debt	326,112	345,000
Accrued expenses and other liabilities	12,376	13,247
Deferred income taxes payable	5,990	8,433
	2,589,601	2,488,191
Stockholders' Equity:
Common stock, par value $.10 per share: Authorized, 40,000,000 shares Issued and outstanding, 13,995,621 and 13,887,134 shares	1,400	1,389
Surplus	53,358	51,009
Retained earnings	177,569	170,120
	232,327	222,518
Accumulated other comprehensive income, net of tax	6,786	10,785
	239,113	233,303
	$2,828,714	$2,721,494

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Six Months Ended		Three Months Ended
	6/30/15	6/30/14	6/30/15	6/30/14
	(dollars in thousands)

Interest and dividend income:
Loans	$33,691	$28,292	$17,140	$14,233
Investment securities:
Taxable	4,242	4,809	2,124	2,437
Nontaxable	6,792	6,609	3,403	3,348
	44,725	39,710	22,667	20,018
Interest expense:
Savings, NOW and money market deposits	1,150	958	605	465
Time deposits	3,070	2,932	1,489	1,515
Short-term borrowings	94	74	13	24
Long-term debt	4,111	3,303	2,066	1,666
	8,425	7,267	4,173	3,670
Net interest income	36,300	32,443	18,494	16,348
Provision for loan losses	1,353	923	942	982
Net interest income after provision for loan losses	34,947	31,520	17,552	15,366

Noninterest income:
Investment Management Division income	1,039	1,021	532	521
Service charges on deposit accounts	1,325	1,588	669	785
Net gains on sales of securities	1,133	118	1,133	49
Other	1,542	917	749	442
	5,039	3,644	3,083	1,797
Noninterest expense:
Salaries	10,020	8,881	4,968	4,451
Employee benefits	2,739	2,351	1,376	1,138
Occupancy and equipment	4,569	4,326	2,111	2,089
Debt extinguishment	1,084	-	1,084	-
Other	4,777	4,727	2,503	2,417
	23,189	20,285	12,042	10,095

Income before income taxes	16,797	14,879	8,593	7,068
Income tax expense	4,036	3,378	2,317	1,524
Net Income	$12,761	$11,501	$6,276	$5,544

Share and Per Share Data:
Weighted Average Common & Common Equivalent Shares	14,111,660	13,915,902	14,147,936	13,936,317
Basic EPS	$.91	$.84	$.45	$.40
Diluted EPS	$.90	$.83	$.44	$.40
Cash Dividends Declared	$.38	$.35	$.19	$.17

FINANCIAL RATIOS
(Unaudited)

ROA	.92%	.95%	.88%	.90%
ROE	10.83%	10.65%	10.53%	9.97%
Net Interest Margin	2.93%	3.04%	2.94%	3.03%
Dividend Payout Ratio	42.22%	42.17%	43.18%	42.50%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS
(Unaudited)

	6/30/15	12/31/14
	(in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$1,718	$2,186
Past due 90 days or more and still accruing	-	-
Nonaccrual	2,464	424
	4,182	2,610
Troubled debt restructurings:
Performing according to their modified terms	3,386	704
Past due 30 through 89 days	11	-
Past due 90 days or more and still accruing	240	-
Nonaccrual	939	1,280
	4,576	1,984
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	3,386	704
Past due 30 through 89 days	1,729	2,186
Past due 90 days or more and still accruing	240	-
Nonaccrual	3,403	1,704
	8,758	4,594
Other real estate owned	-	-
	$8,758	$4,594

Allowance for loan losses	$24,491	$23,221
Allowance for loan losses as a percentage of total loans	1.24%	1.29%
Allowance for loan losses as a multiple of nonaccrual loans	7.2x	13.6x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL
(Unaudited)

	Six Months Ended June 30,
	2015			2014
	Average	Interest/	Average	Average	Interest/	Average
	Balance	Dividends	Rate	Balance	Dividends	Rate
	(in thousands)
Assets:
Interest-bearing bank balances	$20,662	$25	.24%	$16,240	$20	.25%
Investment Securities:
Taxable	372,462	4,217	2.26	440,816	4,789	2.17
Nontaxable (1)	435,445	10,291	4.73	402,429	10,014	4.98
Loans (1)	1,884,834	33,698	3.58	1,500,896	28,300	3.77
Total interest-earning assets	2,713,403	48,231	3.56	2,360,381	43,123	3.66
Allowance for loan losses	(23,704)			(21,048)
Net interest-earning assets	2,689,699			2,339,333
Cash and due from banks	28,404			26,563
Premises and equipment, net	28,839			25,496
Other assets	59,065			43,347
	$2,806,007			$2,434,739

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,097,823	1,150	.21	$941,073	958	.21
Time deposits	323,352	3,070	1.91	297,965	2,932	1.98
Total interest-bearing deposits	1,421,175	4,220	.60	1,239,038	3,890	.63
Short-term borrowings	61,307	94	.31	46,463	74	.32
Long-term debt	380,832	4,111	2.18	293,757	3,303	2.27
Total interest-bearing liabilities	1,863,314	8,425	.91	1,579,258	7,267	.93
Checking deposits	683,160			619,340
Other liabilities	22,020			18,307
	2,568,494			2,216,905
Stockholders' equity	237,513			217,834
	$2,806,007			$2,434,739

Net interest income (1)		$39,806			$35,856
Net interest spread (1)			2.65%			2.73%
Net interest margin (1)			2.93%			3.04%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.52 in each period presented, based on a Federal income tax rate of 34%.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demands for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended June 30, 2015. The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about August 10, 2015, after it is electronically filed with the Securities and Exchange Commission (“SEC”). Our SEC filings are also available on the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the public reference room.